Exhibit 10.9

Li-Cycle Holdings Corp.

207 Queens Quay West, Suite 590

Toronto, Ontario M5J 1A7

March 25, 2024

Glencore Canada Corporation

100 King Street West, Suite 6900

Toronto, ON, M5X 1E3

Re:	Amended and Restated Note Purchase Agreement – Canadian Withholding Tax Indemnity

Dear Mesdames/Sirs:

Reference is made to Section 15 (Canadian Withholding Tax Indemnity) of the Amended and Restated Note Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) between Li-Cycle Holdings Corp. (the “Company”), Glencore Ltd. (“Glencore Intermediate”) and Glencore Canada Corporation (the “Purchaser”). The Company, Glencore Intermediate and the Purchaser wish to confirm their mutual understanding with respect to certain interpretative matters relating to Section 15 of the Purchase Agreement. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Glencore Intermediate and the Purchaser hereby agree as follows:

1.	Interpretation. Capitalized terms used, but not defined, herein have the meanings given to them in the Purchase Agreement, and, when used herein:

“Indemnified Withholding Taxes” means any Taxes that are required under Applicable Law to be deducted or withheld and remitted in respect of any payment made (or deemed under the Tax Act to be made) by or on account of any obligation of any Note Party under any Note Document (including the transfer or delivery of Common Shares or Redemption Warrants in connection with a Conversion or Redemption of any of the Covered Notes) to the Tax Indemnitor.

2.

Tax Indemnification Notice. At least 5 days prior to the date on which any Indemnified Withholding Tax is required to be remitted to the applicable governmental authority, the Company shall deliver to the Tax Indemnitor a notice (a “Tax Indemnification Notice”) stating the fact that such amounts will be payable and describing in reasonable detail (to the extent such information is reasonably available) calculations of the amount payable and the manner in which such computations were made, including the rate of withholding applied to determine such amount payable; provided that the failure to deliver a Tax Indemnification Notice within such 5-day will not relieve the Tax Indemnitor of any obligation to indemnify each Tax Indemnitee under Section 15 of the Purchase

Agreement. In determining the amount of any Indemnified Withholding Tax, the Company shall take into account, in good faith, any reduction or exemption to which the Tax Indemnitor is entitled and the Tax Indemnitor agrees to furnish to the Company (or such other appropriate party, including, without limitation, any Tax Indemnitee) from time to time at Tax Indemnitor’s sole expense, such duly executed and properly completed forms as may be necessary or appropriate in order to claim any reduction of, or exemption from, any Indemnified Withholding Tax.

3.

Disputes. The Tax Indemnitor shall have a period of 5 days following receipt of a Tax Indemnification Notice to review and dispute such Tax Indemnification Notice. If the Tax Indemnitor delivers a notice of a dispute (a “Dispute Notice”) to each of the applicable Tax Indemnitee and the Company via electronic mail prior to the end of such 5-day period, the applicable Tax Indemnitee and the Tax Indemnitor shall cooperate, each acting reasonably and in good faith, to resolve such dispute. If the Tax Indemnitor does not deliver the Dispute Notice within such 5-day period or if the Tax Indemnitor and the applicable Tax Indemnitee are unable to resolve the dispute prior to the day that is 2 Business Days (as defined in the applicable Covered Note) immediately before the Indemnified Withholding Tax is due to be remitted to the applicable relevant governmental authority, the Tax Indemnification Notice shall become final, binding, conclusive and determinative upon the Tax Indemnitor and the applicable Tax Indemnitee for purposes of the Tax Indemnitor’s indemnification obligation under Section 15 of the Purchase Agreement as between the Tax Indemnitor and the Tax Indemnitee.

4.

Cooperation. Each Tax Indemnitor and Tax Indemnitee agrees to cooperate on a commercially reasonable basis with each other (at no cost charged by either party to the other) and shall furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information, documents and assistance relating to such Tax Indemnitor and Tax Indemnitee as is reasonably requested in connection with any audit, litigation or other proceeding with the applicable governmental authority with respect to Indemnified Withholding Taxes paid by such Tax Indemnitor pursuant to Section 15 of the Purchase Agreement (a “Tax Contest”), and shall retain, or shall cause to be retained, for the appropriate period, any records or information that may be relevant to any such Tax Contest. If a written claim is received by a Tax Indemnitee or if any proceeding is, to the knowledge of the applicable Tax Indemnitee, commenced against such Tax Indemnitee (including a written notice of such proceeding) for any Taxes with respect to which the Tax Indemnitor may be liable for payment or indemnity hereunder, such Tax Indemnitee shall promptly (and in any event within 15 days) after receipt of such written claim or after becoming aware of the commencement of such proceeding notify such Tax Indemnitor in writing and, except as required by Applicable Law, shall not pay such claims or take any action with respect to such claim, proceeding, or Tax without the consent of the Tax Indemnitor for 30 days after the receipt of such notice by the Tax Indemnitor; provided that the failure to so deliver such notice will not relieve the Tax Indemnitor of any obligation to indemnify each Tax Indemnitee under Section 15 of the Purchase Agreement. If, within 30 days of receipt of such notice from such Tax Indemnitee (or such shorter period as such Tax Indemnitee has notified the Tax Indemnitor that it is required by Applicable Law for such Tax Indemnitee to commence such contest), the Tax Indemnitor requests in writing that such Tax Indemnitee contest the imposition of such Tax, such Tax Indemnitee shall, at the expense of the Tax Indemnitor on an as incurred basis, in good faith, contest such Tax (including, without limitation, by pursuit of appeals), and shall not settle such Tax Contest without the Tax Indemnitor’s consent. If such contestation shall require the payment of the Tax before the contestation or the payment of such Tax is not stayed by such contestation, the Tax Indemnitor shall pay or reimburse such Tax Indemnitee for such Taxes, and all such amounts shall be paid free and clear from any withholdings or deductions, except for any such withholdings or deductions as may be required by Applicable Law and where such withholdings or deductions are required, the Tax Indemnitor shall pay additional amounts under Section 15 of the Purchase Agreement so that the net amount received by the Tax Indemnitee (after such withholdings and deductions but excluding any withholdings and deductions of Excluded (2) Taxes) shall be not less than it would have been absent any such withholdings or deductions.

5.

Payments. Any payments required to be made by a Tax Indemnitor under Section 15 of the Purchase Agreement shall be made on or before the day that is 2 Business Days (as defined in the applicable Covered Note) prior to the date such amount is required to be remitted to the relevant governmental authority in immediately available Canadian dollars and free and clear from any withholdings or deductions, except for any such withholdings or deductions as may be required by Applicable Law and where such withholdings or deductions are required, the Tax Indemnitor shall pay additional amounts under Section 15 of the Purchase Agreement so that the net amount received by the Tax Indemnitee (after such withholdings and deductions but excluding any withholdings and deductions of Excluded (2) Taxes) shall be not less than it would have been absent any such withholdings or deductions. The Tax Indemnitor and Tax Indemnitee shall cooperate on a commercially reasonable basis to (a) facilitate the remittance of funds paid by the Tax Indemnitor pursuant to Section 15 of the Purchase Agreement to the relevant governmental authority; (b) to minimize the time that the funds paid by the Tax Indemnitor (pursuant to Section 15 of the Purchase Agreement) are held by the Tax Indemnitee prior to the remittance thereof to the relevant governmental authority; and (c) hold funds paid by the Tax Indemnitor (pursuant to Section 15 of the Purchase Agreement) in a dedicated bank account (which shall not be commingled with other assets) prior to the remittance thereof to the relevant governmental authority. The Note Parties will cooperate on a commercially reasonable basis with the Tax Indemnitor to minimize the amounts payable by it under Section 15 of the Purchase Agreement by applying the cash component of any payment (or deemed payment) by a Note Party in respect of the Covered Notes to the amounts due pursuant to Section 15 of the Purchase Agreement and each Tax Indemnitor hereby authorizes each Note Party to set off and apply any and all amounts at any time owing to such Tax Indemnitor under any Note Document (or otherwise) against any amount due to such Note Party by such Tax Indemnitor under Section 15 of the Purchase Agreement.

6.

Remittance/receipts. The applicable Tax Indemnitee shall timely remit all amounts paid by the Tax Indemnitor pursuant to Section 15 of the Purchase Agreement to the relevant governmental authority in accordance with Applicable Law. The applicable Tax Indemnitee will use commercially reasonable efforts to obtain Tax receipts from the relevant governmental authority evidencing the payment of any amounts so remitted. The applicable Tax Indemnitee shall furnish to the Tax Indemnitor, within a reasonable time after the date the remittance is made, certified copies of such Tax receipts or other evidence of payment reasonably satisfactory to the Tax Indemnitor.

7.

Refunds. If a Tax Indemnitee receives a refund or credit from a governmental authority with respect to an amount previously paid by the Tax Indemnitor pursuant to Section 15 of the Purchase Agreement by reason of any amount with respect to which the Tax Indemnitor has indemnified such Tax Indemnitee pursuant to Section 15 of the Purchase Agreement (a “Tax Saving”), and such Tax Saving was not taken into account in determining the amount payable by the Tax Indemnitor on account of such indemnity, such Tax Indemnitee shall pay to the Tax Indemnitor, promptly after (but no later than 15 days after) such Tax Indemnitee actually realizes such Tax Saving, the amount of such Tax Saving net of all costs and expenses (including, without limitation, Taxes) relating thereto, together with the amount of any Tax Saving resulting from any payment pursuant to this sentence; except that (i) the Tax Indemnitor shall not be entitled to receive an amount in excess of all amounts previously paid by the Tax Indemnitor pursuant to Section 15 of the Purchase Agreement to such Tax Indemnitee or to the relevant governmental authority on behalf of such Tax Indemnitee (less the aggregate amount of all prior payments by such Tax Indemnitee to the Tax Indemnitor under Section 15 of the Purchase Agreement), and (ii) any amount otherwise due to the Tax Indemnitor pursuant to Section 15 of the Purchase Agreement) shall not be paid to the extent of any payment or indemnity then due and owing from the Tax Indemnitor to such Tax Indemnitee pursuant to the applicable Covered Note. If it is later determined that the Tax Indemnitee was not entitled to such Tax Savings, the portion of such Tax Savings that is re-paid, recaptured, or disallowed will be treated as Taxes for which the Tax Indemnitor must indemnify the Tax Indemnitee pursuant to Section 15 of the Purchase Agreement.

8.

Deferral of Conversion or Redemption. In addition to, but without limiting, Section 15 (c) of the Purchase Agreement, the Company will have the right to defer the settlement of any relevant proposed Conversion or Redemption of a Covered Note until the Tax Indemnitor has fully satisfied its obligations under Section 15 of the Purchase Agreement with respect to such Covered Note. For greater certainty, upon the payment by the Tax Indemnitor of any amounts payable under Section 15 of the Purchase Agreement with respect to a Conversion or Redemption of a Covered Note, the Company shall transfer the full amount of Common Shares (or Redemption Warrants, as applicable), without withholding or deduction, to such Tax Indemnitor.

9.

Conflicts. In the event of any conflict between the provisions of this letter agreement and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern and control. Notwithstanding any other provision of this letter agreement, in no event shall the Tax Indemnitor be entitled to refuse to fulfill any of the Tax Indemnitor’s obligations under Section 15 of the Purchase Agreement on the basis of any term of this letter agreement.

10.	Confirmation. The Purchase Agreement, including, without limitation, Section 15 thereof, remains in full force and effect.

11.

Incorporation of Terms. The following provisions from the Purchase Agreement shall be apply to this letter agreement, mutatis mutandis, as if set forth herein: Section 14(a) (Governing Law; Jurisdiction; Jury Trial), Section 14(b) (Counterparts; Electronic Signatures); Section 14(f) (Notices); and the first sentence of Section 14(i) (Successors and Assigns).

[Signature page follows.]

Please evidence your agreement with the foregoing by executing this letter and returning to the undersigned.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President & Chief Executive Officer

[Signature Page to Side Letter]

ACKNOWLEDGED AND AGREED

This 25th day of March, 2024:

GLENCORE CANADA CORPORATION

By:	/s/ Adam Luckie
Name: Adam Luckie
Title: Authorized Signatory

GLENCORE LTD.

By:	/s/ Adam Luckie
Name: Adam Luckie
Title: Authorized Signatory

[Signature Page to Side Letter]